Exhibit 99.1

J.B. Hunt Transport Services, Inc.	615 J.B. Hunt Corporate Drive
Contact: Brad Delco	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND

EARNINGS PER SHARE FOR THE SECOND QUARTER 2024

■ Second Quarter 2024 Revenue:	$2.93 billion; down 7%
■ Second Quarter 2024 Operating Income:	$205.7 million; down 24%
■ Second Quarter 2024 EPS:	$1.32 vs. $1.81; down 27%

LOWELL, Ark., July 16, 2024 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced second quarter 2024 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $135.9 million, or diluted earnings per share of $1.32 versus second quarter 2023 net earnings of $189.6 million, or $1.81 per diluted share.

Total operating revenue for the current quarter was $2.93 billion, compared with $3.13 billion for the second quarter 2023, a decrease of 7%. The decline in revenue was primarily driven by a 5% decrease in gross revenue per load in Intermodal (JBI) and a decline in load volume of 25% in Integrated Capacity Solutions (ICS), 9% in Truckload (JBT), and 9% in Dedicated Contract Services® (DCS®). These items were partially offset by Final Mile Services® (FMS) revenue growth of 5%, primarily driven by new contracts implemented over the past year, and a 5% increase in revenue per load in ICS. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 6% versus the comparable quarter 2023.

Operating income for the current quarter decreased 24% to $205.7 million versus $270.7 million for the second quarter 2023. The decrease in operating income was primarily due to lower revenue, and higher insurance and claims, equipment-related, and certain personnel-related expenses. Operating income as a percentage of gross revenue decreased year-over-year as a result of the same aforementioned expense items, partially offset by lower rail and truck purchased transportation costs as a percentage of gross revenue.

Net interest expense for the current quarter increased approximately 38% from the second quarter 2023 due to higher effective interest rates and consolidated debt balance, partially offset by higher interest income.

The effective income tax rate was 26.8% in the current quarter compared to 26.0% in the second quarter 2023. We continue to expect our 2024 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■ Second Quarter 2024 Segment Revenue:	$1.41 billion; down 5%
■ Second Quarter 2024 Operating Income:	$99.2 million; down 31%

Intermodal volume decreased 1% over the same period in 2023. Transcontinental network loads increased 4%, while eastern network loads decreased 7% compared to the second quarter 2023. While experiencing some seasonal build in demand through the quarter, overall performance continued to be pressured by the soft freight market and its impact on over-the-road truck competition in the eastern network. Segment gross revenue decreased 5% from the prior-year period, reflecting the 1% decrease in volume and a 5% decrease in gross revenue per load, resulting from changes in customer rates, fuel surcharge revenue, and the mix of freight. Revenue per load excluding fuel surcharge revenue decreased 4% year-over-year.

Operating income decreased 31% compared to the second quarter 2023 primarily from a combination of lower yields and the underutilization of assets in the network. JBI segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits, ownership costs of underutilized equipment, higher equipment and maintenance expenses, and higher insurance and claims expense, as a percentage of gross revenue. During the period, we onboarded 1,862 new pieces of trailing equipment. We ended the quarter with approximately 121,200 containers and 6,200 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Second Quarter 2024 Segment Revenue:	$851 million; down 4%
■ Second Quarter 2024 Operating Income:	$96.4 million; down 15%

DCS revenue decreased 4% during the current quarter over the same period 2023 driven by a 1% decline in average trucks combined with a 3% decline in productivity (revenue per truck per week). Productivity excluding fuel surcharge revenue decreased 3% from a year ago driven primarily from lower utilization and increases in idled equipment, partially offset by contracted indexed-based price escalators. On a net basis, there were 339 fewer revenue-producing trucks in the fleet by the end of the quarter compared to the prior-year period and 365 fewer versus the end of the first quarter 2024. Customer retention rates are approximately 88%, largely reflecting downsizing of fleets and to a lesser extent account losses, as compared to the prior-year period.

Operating income decreased 15% from the prior-year quarter primarily from lower revenue, higher insurance and claims, equipment-related and bad debt expenses and higher new account start-up costs as compared to the prior-year period. These items were partially offset by lower maintenance costs and the maturing of new business onboarded over the past trailing twelve months.

Integrated Capacity Solutions (ICS)

■ Second Quarter 2024 Segment Revenue:	$270 million; down 21%
■ Second Quarter 2024 Operating Loss:	$(13.3) million; vs. $(4.4) million in Q2’23

ICS revenue declined 21% during the current quarter versus the second quarter 2023. Overall segment volume decreased 25% versus the prior-year period. Revenue per load increased 5% compared to the second quarter 2023 due to increases in both contractual and transactional rates as well as changes in customer mix. Contractual volume represented approximately 61% of the total load volume and 59% of the gross segment revenue in the current quarter compared to 66% and 64%, respectively, in second quarter 2023.

Operating loss was $13.3 million compared to an operating loss of $4.4 million in the second quarter 2023. The increase in operating loss was largely driven by a $4.9 million decrease in gross profit, higher insurance and claims costs, and integration and transition costs related to the purchase of the brokerage assets of BNSF Logistics. These items were partially offset by lower personnel-related expenses and reduced technology costs. Gross profit declined 11% versus the prior-year period as a result of lower revenue, despite gross profit margins improving to 14.8% compared to 13.0% in the prior-year period. This reflects intentional yield management and discipline during bid season and better execution on capacity procurement. The ICS carrier base decreased 24% year-over-year, largely driven by changes to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

■ Second Quarter 2024 Segment Revenue:	$235 million; up 5%
■ Second Quarter 2024 Operating Income:	$19.8 million; up 33%

FMS revenue increased 5% compared to the same period 2023. The increase was primarily driven by multiple new contracts implemented over the past year. This was partially offset by ongoing efforts to improve revenue quality and profitability across various accounts which resulted in some loss of business in addition to general weakness in demand across some of the end markets served.

Operating income increased 33% compared to the prior-year period. Second quarter 2024 included a $1.1 million net benefit from two offsetting claim settlements. Excluding this impact, operating income increased primarily from higher revenue and lower personnel, equipment-related, and bad debt expenses compared to the prior-year period. These items were partially offset by higher building maintenance expense and loss on sale of equipment as compared to the prior-year period.

Truckload (JBT)

■ Second Quarter 2024 Segment Revenue:	$168 million; down 12%
■ Second Quarter 2024 Operating Income:	$3.5 million; down 7%

JBT revenue decreased 12% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 13% due to a 9% decline in load volume and a 4% decline in revenue per load excluding fuel surcharge revenue. Total average effective trailer count decreased by approximately 500 units, or 4% versus the prior-year period. Trailer turns in the quarter were down 5% from the prior period primarily due to weaker overall market demand compared to the second quarter 2023.

JBT operating income decreased 7% to $3.5 million compared to the second quarter 2023. The decrease in operating income was primarily driven by the decline in revenue. JBT segment operating income as a percentage of segment gross revenue improved slightly year-over-year as a result of overall cost management initiatives, partially offset by higher third-party capacity cost and insurance and claims expense as a percentage of gross revenue.

Cash Flow and Capitalization:

At June 30, 2024, we had approximately $1.48 billion outstanding on various debt instruments compared to $1.45 billion at June 30, 2023 and $1.58 billion at December 31, 2023.

Our net capital expenditures for the six months ended June 30, 2024 approximated $409 million compared to $854 million for the same period 2023. At June 30, 2024, we had cash and cash equivalents of approximately $54 million.

In the second quarter 2024, we purchased approximately 1,225,000 shares of common stock for approximately $203 million. At June 30, 2024, we had approximately $163 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2024 approximated 102.0 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2023. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,545,023		$2,707,560
Fuel surcharge revenues	383,662		425,063
Total operating revenues	2,928,685	100.0%	3,132,623	100.0%

Operating expenses
Rents and purchased transportation	1,274,011	43.5%	1,404,586	44.8%
Salaries, wages and employee benefits	803,047	27.4%	821,876	26.2%
Depreciation and amortization	184,658	6.3%	179,972	5.7%
Fuel and fuel taxes	164,291	5.6%	171,846	5.5%
Operating supplies and expenses	120,425	4.1%	128,949	4.1%
General and administrative expenses, net of asset dispositions	74,707	2.6%	61,472	2.1%
Insurance and claims	73,222	2.5%	63,893	2.1%
Operating taxes and licenses	17,575	0.6%	18,951	0.6%
Communication and utilities	11,040	0.4%	10,366	0.3%
Total operating expenses	2,722,976	93.0%	2,861,911	91.4%
Operating income	205,709	7.0%	270,712	8.6%
Net interest expense	20,198	0.7%	14,604	0.4%
Earnings before income taxes	185,511	6.3%	256,108	8.2%
Income taxes	49,638	1.7%	66,556	2.1%
Net earnings	$135,873	4.6%	$189,552	6.1%
Average diluted shares outstanding	103,146		104,566
Diluted earnings per share	$1.32		$1.81

	Six Months Ended June 30
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,097,508		$5,450,070
Fuel surcharge revenues	775,177		912,142
Total operating revenues	5,872,685	100.0%	6,362,212	100.0%

Operating expenses
Rents and purchased transportation	2,554,998	43.5%	2,872,384	45.1%
Salaries, wages and employee benefits	1,610,931	27.4%	1,646,875	25.9%
Depreciation and amortization	367,655	6.3%	355,784	5.6%
Fuel and fuel taxes	337,817	5.8%	367,680	5.8%
Operating supplies and expenses	243,416	4.1%	257,308	4.0%
General and administrative expenses, net of asset dispositions	151,490	2.6%	121,879	2.0%
Insurance and claims	148,908	2.5%	134,221	2.1%
Operating taxes and licenses	35,110	0.6%	37,058	0.6%
Communication and utilities	22,282	0.4%	20,822	0.3%
Total operating expenses	5,472,607	93.2%	5,814,011	91.4%
Operating income	400,078	6.8%	548,201	8.6%
Net interest expense	35,847	0.6%	29,393	0.4%
Earnings before income taxes	364,231	6.2%	518,808	8.2%
Income taxes	100,865	1.7%	131,488	2.1%
Net earnings	$263,366	4.5%	$387,320	6.1%
Average diluted shares outstanding	103,626		104,647
Diluted earnings per share	$2.54		$3.70

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,407,496	48%	$1,489,148	48%
Dedicated	851,010	29%	887,593	28%
Integrated Capacity Solutions	270,378	9%	343,691	11%
Final Mile Services	235,290	8%	223,939	7%
Truckload	168,095	6%	191,803	6%
Subtotal	2,932,269	100%	3,136,174	100%
Intersegment eliminations	(3,584)	(0%)	(3,551)	(0%)
Consolidated revenue	$2,928,685	100%	$3,132,623	100%

Operating income

Intermodal	$99,244	48%	$142,860	53%
Dedicated	96,410	47%	113,615	42%
Integrated Capacity Solutions	(13,287)	(7%)	(4,419)	(2%)
Final Mile Services	19,778	10%	14,824	5%
Truckload	3,549	2%	3,798	2%
Other (1)	15	0%	34	0%
Operating income	$205,709	100%	$270,712	100%

	Six Months Ended June 30
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,802,846	48%	$3,028,707	48%
Dedicated	1,711,026	29%	1,766,735	28%
Integrated Capacity Solutions	555,665	9%	728,465	11%
Final Mile Services	464,570	8%	449,016	7%
Truckload	346,407	6%	397,665	6%
Subtotal	5,880,514	100%	6,370,588	100%
Intersegment eliminations	(7,829)	(0%)	(8,376)	(0%)
Consolidated revenue	$5,872,685	100%	$6,362,212	100%

Operating income

Intermodal	$201,133	50%	$311,518	57%
Dedicated	190,060	48%	216,175	39%
Integrated Capacity Solutions	(30,828)	(8%)	(9,791)	(2%)
Final Mile Services	34,864	9%	21,444	4%
Truckload	4,778	1%	8,788	2%
Other (1)	71	0%	67	0%
Operating income	$400,078	100%	$548,201	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2024	2023

Intermodal

Loads	497,446	501,681
Average length of haul	1,689	1,655
Revenue per load	$2,829	$2,968
Average tractors during the period *	6,209	6,517
Tractors (end of period) *	6,162	6,491
Trailing equipment (end of period)	121,169	116,481
Average effective trailing equipment usage	98,350	95,815

Dedicated

Loads	1,007,798	1,104,896
Average length of haul	182	172
Revenue per truck per week**	$5,004	$5,182
Average trucks during the period***	13,142	13,236
Trucks (end of period) ***	12,889	13,228
Trailing equipment (end of period)	31,802	31,280
Average effective trailing equipment usage	32,461	31,979

Integrated Capacity Solutions

Loads	145,362	194,635
Revenue per load	$1,860	$1,766
Gross profit margin	14.8%	13.0%
Employee count (end of period)	708	769
Approximate number of third-party carriers (end of period)	109,200	144,600
Marketplace for J.B. Hunt 360 revenue (millions)	$104.1	$225.0

Final Mile Services

Stops	1,098,521	1,141,415
Average trucks during the period***	1,374	1,551

Truckload

Loads	92,628	101,402
Revenue per load	$1,815	$1,892
Average length of haul	646	659

Tractors (end of period)
Company-owned	23	33
Independent contractor	1,874	2,035
Total tractors	1,897	2,068

Trailers (end of period)	13,299	13,851
Average effective trailing equipment usage	12,600	13,108

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2024	2023

Intermodal

Loads	982,612	987,772
Average length of haul	1,689	1,653
Revenue per load	$2,852	$3,066
Average tractors during the period *	6,277	6,558
Tractors (end of period) *	6,162	6,491
Trailing equipment (end of period)	121,169	116,481
Average effective trailing equipment usage	97,231	96,061

Dedicated

Loads	2,012,135	2,182,268
Average length of haul	181	172
Revenue per truck per week**	$5,012	$5,120
Average trucks during the period***	13,220	13,353
Trucks (end of period) ***	12,889	13,228
Trailing equipment (end of period)	31,802	31,280
Average effective trailing equipment usage	32,728	31,679

Integrated Capacity Solutions

Loads	303,609	397,166
Revenue per load	$1,830	$1,834
Gross profit margin	14.5%	13.3%
Employee count (end of period)	708	769
Approximate number of third-party carriers (end of period)	109,200	144,600
Marketplace for J.B. Hunt 360 revenue (millions)	$209.6	$475.6

Final Mile Services

Stops	2,175,210	2,303,553
Average trucks during the period***	1,391	1,601

Truckload

Loads	186,313	200,186
Revenue per load	$1,859	$1,986
Average length of haul	662	650

Tractors (end of period)
Company-owned	23	33
Independent contractor	1,874	2,035
Total tractors	1,897	2,068

Trailers (end of period)	13,299	13,851
Average effective trailing equipment usage	12,746	13,118

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$53,505	$53,344
Accounts Receivable, net	1,251,665	1,334,912
Prepaid expenses and other	608,540	696,656
Total current assets	1,913,710	2,084,912
Property and equipment	9,007,510	8,767,872
Less accumulated depreciation	3,174,017	2,993,959
Net property and equipment	5,833,493	5,773,913
Other assets, net	668,677	679,435
	$8,415,880	$8,538,260

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$249,961
Trade accounts payable	724,862	737,364
Claims accruals	594,482	547,277
Accrued payroll	111,234	94,563
Other accrued expenses	150,882	150,256
Total current liabilities	1,581,460	1,779,421

Long-term debt	1,483,804	1,326,107
Other long-term liabilities	394,494	392,766
Deferred income taxes	880,126	936,208
Shareholders' equity	4,075,996	4,103,758
	$8,415,880	$8,538,260

Supplemental Data

(unaudited)

	June 30, 2024	December 31, 2023

Actual shares outstanding at end of period (000)	101,987	103,220

Book value per actual share outstanding at end of period	$39.97	$39.76

	Six Months Ended June 30
	2024	2023

Net cash provided by operating activities (000)	$827,021	$1,097,290

Net capital expenditures (000)	$408,853	$853,778